Exhibit 99.1

FOR IMMEDIATE RELEASE

KEY ANNOUNCES COMMON SHARE REPURCHASE PROGAM

AND PLANS TO EVALUATE DIVIDEND INCREASE

No Objection from Federal Reserve to Company’s Capital Plan

CLEVELAND, March 26, 2014 – KeyCorp (NYSE: KEY) announced today that the Federal Reserve did not object to Key’s proposed capital plan submitted during the 2014 Comprehensive Capital Analysis and Review. The capital plan includes:

•	A common share repurchase program of up to $542 million

•	An increase in the quarterly common share dividend from $0.055 per share up to $0.065 per share. Key’s Board of Directors will consider the potential dividend increase in May.

Share repurchases under the capital plan have been authorized by Key’s Board of Directors and include repurchases to offset issuances of common shares under Key’s employee compensation plans. Key intends to repurchase its common shares through the open market or in privately negotiated transactions. The Company anticipates repurchasing common shares under the capital plan through March 31, 2015. The reacquired shares will be held as treasury shares and may be reissued for various corporate purposes.

Beth E. Mooney, Key’s Chairman and Chief Executive Officer, stated “We are pleased that we received no objection to our capital plan from the Federal Reserve. Consistent with our capital priorities, it provides us with the ability to increase our dividends and continue the process of returning capital to our shareholders. After returning 76% of net income to shareholders in 2013, Key remains one of the best capitalized banks in its peer group. We are well positioned to execute on our relationship strategy, grow our business and remain disciplined in managing capital for our shareholders.”

About Key

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $93 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.